Exhibit 99.1

Oceaneering Announces Record Quarterly Earnings

—Earnings Increase More Than 15% Sequentially, 40% Year-Over-Year—

—ROVs Achieve Record Operating Income—

—Subsea Product Backlog Rises 22% to $73 Million—

November 2, 2004— Houston, Texas — Oceaneering International, Inc. (NYSE:OII) today reported record quarterly earnings for the third quarter ended September 30, 2004. On revenue of $192.9 million, Oceaneering generated net income of $12.8 million, or $0.50 per common share. For the second quarter of 2004, Oceaneering reported revenue of $194.7 million and net income of $10.9 million, or $0.43 per common share.

The sequential increase in quarterly earnings of 18% was primarily attributable to an improved operating income contribution from our Remotely Operated Vehicle (ROV) segment.

Summary of Results
(in thousands, except per share amounts)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2004	2003	2004	2004	2003
Revenue	$192,862	$172,754	$194,653	$554,143	$477,184
Gross Margin	$34,205	$30,372	$32,869	$92,708	$82,761
Operating Income	$18,719	$16,050	$16,831	$44,507	$42,250
Net Income	$12,846	$9,038	$10,912	$28,588	$23,159
Diluted Earnings Per Share	$0.50	$0.37	$0.43	$1.12	$0.95
Weighted Average Number of Diluted Shares	25,871	24,488	25,589	25,612	24,424

For the third quarter of 2003, Oceaneering reported revenue of $172.8 million and net income of $9.0 million, or $0.37 per share. The year-over-year quarterly increase in net income of 42% was largely due to growth in ROV operating profit and equity income from the Medusa Spar.

John Huff, Chairman and Chief Executive Officer, stated, “Results for the quarter were particularly satisfying. We achieved record quarterly net income on the strength of the best-ever profit performance by our ROV business segment. Additionally, at the end of the quarter we acquired 10 work class ROVs, increasing our industry-leading fleet size to 170 vehicles.

The above Condensed Consolidated Balance Sheets and Consolidated Statements of Income should be read in conjunction with the Company’s latest Annual Report, Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

- more -

“When compared to the second quarter of this year, ROV profit improved due to higher revenues generated in the U.S. Gulf of Mexico and offshore West Africa, and a reduction in repair expense. Subsea Projects profit rose due to increased demand for and profitability related to underwater services. Advanced Technologies operating income improved primarily due to a higher level of submarine repair work for the U.S. Navy. Operating income also improved due to a reduction in expenses associated with our long-term incentive compensation plans.

“Sequential Subsea Products operating income declined due to lower profitability on subsea production control umbilical sales primarily due to competitive pricing pressure. Backlog improved to $73 million, up from $60 million at the end of the second quarter. We expect that our Panama City, Florida umbilical facility will be operational in December. Inspection profits dropped on reduced service sales.

“Earnings from our Mobile Offshore Production Systems business activities declined as a result of Medusa Spar’s operations being suspended in mid-September because of Hurricane Ivan. Equity income from our investment in the spar dropped to $2.2 million from $2.5 million in the second quarter. We had anticipated an increase in contribution to $3.0 million based on an additional well placed into production during the quarter.

“In addition to the above variances, we generated interest income as a result of refunds on amended U.S. income tax returns filed for prior years and we realized foreign currency gains as a result of a weaker U.S. dollar.

“Our current EPS outlook for 2004 remains at approximately $1.60. For the fourth quarter, we estimate EPS of $0.45 to $0.50 based on improved quarterly segment profit performances by Subsea Projects — due to Hurricane Ivan-related inspection and repair work, and by Subsea Products — on a higher level of umbilical sales.

“Looking forward, our earnings estimate for 2005 is $1.85 — $2.15 per share. Presently we anticipate obtaining annual operating profit improvements by most, if not all, of our oilfield-related business activities. This is based on our expectation of growing market demand for the services and products we provide, driven by increased subsea completion activity and floating drilling rig use.”

Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward -looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s anticipated timetable for the Panama City umbilical facility becoming operational, projected earnings for 2004, estimated earnings range for 2005, and expectations concerning market demand. These forward-looking statements are made pursuant to the safe harbor provisions of the

Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain and the timing of new projects; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Oceaneering’s annual report on Form 10-K for the year ended December 31, 2003 and its other periodic filings with the Securities and Exchange Commission.

Oceaneering is an advanced applied technology company that provides engineered services and hardware to Customers who operate in marine, space, and other harsh environments. Oceaneering’s services and products are marketed worldwide to oil and gas companies, government agencies, and firms in the telecommunications, aerospace, and marine engineering and construction industries.

For further information, please contact Jack Jurkoshek, Investor Relations Manager, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; www.oceaneering.com. A live webcast of Oceaneering’s earnings release conference call, scheduled for November 3, 2004 at 10:00 a.m., Central Time, can be heard at www.companyboardroom.com (enter ticker OII).

PR 887

- Tables follow on next page —

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Sept . 30, 2004	Dec. 31, 2003
	(in thousands)
ASSETS
Current Assets	$274,531	$224,765
Net Property and Equipment	392,114	329,070
Other Assets	125,210	109,021

TOTAL ASSETS	$791,855	$662,856

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$150,075	$132,972
Long-Term Debt	166,462	122,324
Other Long-Term Liabilities	51,473	48,185
Shareholders’ Equity	423,845	359,375

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$791,855	$662,856

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	Sept. 30,	June 30,	Sept. 30,
	2004	2003	2004	2004	2003
	(in thousands, except per share amounts)
Revenue	$192,862	$172,754	$194,653	$554,143	$477,184
Cost of Services and Products	158,657	142,382	161,784	461,435	394,423

Gross Margin	34,205	30,372	32,869	92,708	82,761
Selling, General and Administrative Expenses	15,486	14,322	16,038	48,201	40,511

Income from operations	18,719	16,050	16,831	44,507	42,250
Interest Income	767	94	67	889	381
Interest Expense	(2,141)	(2,105)	(2,168)	(6,403)	(5,956)
Equity Earnings (losses) of unconsolidated affiliates, net	2,480	35	2,320	5,936	(186)
Other Expense, net	(61)	(169)	(263)	(947)	(859)

Income before income taxes	19,764	13,905	16,787	43,982	35,630
Provision for Income Taxes	(6,918)	(4,867)	(5,875)	(15,394)	(12,471)

Net Income	$12,846	$9,038	$10,912	$28,588	$23,159

Diluted Earnings per Share	$0.50	$0.37	$0.43	$1.12	$0.95
Weighted average number of common shares and equivalents	25,871	24,488	25,589	25,612	24,424

SEGMENT INFORMATION

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30	Sept. 30	June 30,	Sept. 30,	Sept. 30,
	2004	2003	2004	2004	2003
	($ in thousands)
Remotely Operated Vehicles
Revenue	$56,546	$40,644	$55,081	$158,032	$116,587
Gross Margin	$16,407	$10,577	$14,648	$41,908	$30,069
Gross Margin %	29%	26%	27%	27%	26%
Operating Income	$13,692	$8,909	$12,102	$34,359	$24,940
Days Available	14,689	11,500	14,561	41,996	34,125
Utilization	69%	71%	67%	68%	69%
Subsea Products
Revenue	$37,162	$29,748	$36,525	$107,013	$81,667
Gross Margin	$5,612	$4,366	$6,676	$17,985	$14,320
Gross Margin %	15%	15%	18%	17%	18%
Operating Income	$2,002	$631	$2,934	$6,961	$4,727
Subsea Projects
Revenue	$15,278	$20,375	$16,423	$44,184	$51,276
Gross Margin	$2,406	$3,153	$2,023	$5,905	$7,127
Gross Margin %	16%	15%	12%	13%	14%
Operating Income	$1,238	$1,890	$721	$2,325	$3,883
Mobile Offshore Production Systems
Revenue	$11,613	$11,732	$13,128	$37,508	$35,089
Gross Margin	$4,536	$4,708	$4,426	$13,496	$13,769
Gross Margin %	39%	40%	34%	36%	39%
Operating Income	$4,076	$4,113	$3,974	$12,088	$11,905
Inspection
Revenue	$37,719	$37,688	$40,207	$109,825	$102,929
Gross Margin	$4,883	$5,895	$5,337	$13,140	$13,365
Gross Margin %	13%	16%	13%	12%	13%
Operating Income	$1,887	$3,198	$2,555	$4,540	$5,090
Advanced Technologies
Revenue	$34,544	$32,567	$33,289	$97,581	$89,636
Gross Margin	$6,682	$6,343	$6,469	$18,648	$17,216
Gross Margin %	19%	19%	19%	19%	19%
Operating Income	$4,975	$4,605	$4,398	$13,074	$12,260
Unallocated Expenses
Gross Margin	$(6,321)	$(4,670)	$(6,710)	$(18,374)	$(13,105)
Operating Income	$(9,151)	$(7,296)	$(9,853)	$(28,840)	$(20,555)
TOTAL
Revenue	$192,862	$172,754	$194,653	$554,143	$477,184
Gross Margin	$34,205	$30,372	$32,869	$92,708	$82,761
Gross Margin %	18%	18%	17%	17%	17%
Operating Income	$18,719	$16,050	$16,831	$44,507	$42,250
SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions	$36,460	$24,564	$18,341	$121,904	$88,415
Depreciation and amortization	$16,484	$14,233	$16,341	$48,446	$42,153